Exhibit 3.10

LIMITED LIABILITY COMPANY AGREEMENT

OF

SOLO MANUFACTURING LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of SOLO MANUFACTURING LLC (the “Company”) dated as of this 30th day of June, 2005, by Solo Cup Company, an Illinois corporation, as the sole member of the Company (the “Member”).

RECITAL

The Member has formed the Company as a limited liability company under the laws of the State of Delaware and desires to enter into a written agreement, in accordance with the provisions of the Delaware Limited Liability Company Act and any successor statute, as amended from time to time (the “Act”), governing the affairs of the Company and the conduct of its business.

ARTICLE I

The Limited Liability Company

1.1 Formation. The Member has previously formed the Company as a limited liability company pursuant to the provisions of the Act. A certificate of formation for the Company as described in Section 18-201 of the Act (the “Certificate of Formation”) has been filed in the Office of the Secretary of State of the State of Delaware in conformity with the Act. In the event of a conflict between the terms of the Agreement and the Certificate of Formation, the terms of the Certificate of Formation shall prevail.

1.2 Name. The name of the Company shall be “Solo Manufacturing LLC” and its business shall be carried on in such name with such variations and changes as the sole Manager (as hereinafter defined) shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

1.3 Business Purpose; Powers. The Company is formed for the purpose of engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

1.4 Registered Office and Agent. The name and location of the registered agent and office of the Company shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, or such other office or person’s as the Member may designate from time to time in the manner provided by the Act.

1.5 Qualification in Other Jurisdictions. The Member shall have authority to cause the Company to do business in jurisdictions other than the State of Delaware.

1.6 Term. Subject to the provisions of Article 7 below, the Company shall have perpetual existence.

ARTICLE II

Organization

2.1 The Member. The name and address of the sole Member is as follows:

Name	Address
Solo Cup Company, an	1700 Old Deerfield Road
Illinois corporation	Highland Park, IL 60035

As of the date hereof, there are no other Members of the Company and no other person has any right to take part in the ownership of the Company.

2.2 Actions by the Member; Meetings. The Member may approve a matter or take any action at a meeting or without a meeting by the written consent of the Member. Meetings of the Member may be called at any time by the Member.

2.3 Liability of the Member. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member.

2.4 Authority. The sole Member shall have the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company.

2.5 Admission of Members. New members shall be admitted only upon the approval of the Member.

ARTICLE III

Action By The Sole Member

3.1 Voting. A Member shall be entitled to one vote for each full percentage of the Membership Interests held by such Member. Fractional votes shall be permitted.

3.2 Action by Written Consent. Any action required to be approved by the sole Member pursuant to the Act or this Agreement may be taken if a consent in writing, setting forth the action to be taken, shall be signed and dated by such Member. No prior notice from the signing Member to the Company shall be required in connection with the use of a written consent pursuant to this Section 3.2

ARTICLE IV

Management of the Company

4.1 Management of Business. Except as otherwise expressly provided in this Agreement, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the sole manager that the Member may appoint from time to time (“Manager”).

4.2 General Powers of Member. Except as may otherwise be expressly provided in this Agreement (including Section 4.4), the Manager shall have complete and exclusive discretion in the management and control of the business and affairs of the Company, including the right to make and control all ordinary and usual decisions concerning the business and affairs of the Company. The Manager shall possess all power, on behalf of the Company, to do or authorize the Company or to direct the officers of the Company, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company.

4.3 Appointment of Officers.

(a) The Member shall have the right to appoint officers of the Company to assist with the day-to-day management of the business affairs of the Company. Such officers shall be appointed from time to time by the Member to hold office until their respective successors shall have been duly appointed and qualified, or until their earlier death, resignation or removal as hereinafter provided. Notwithstanding any other provision of this Agreement, the officers shall not have greater power and authority than the Member.

(b) The officers of the Company shall consist of the President, one or more Vice Presidents, the Secretary and the Treasurer. Any two or more offices may be held by the same person.

(c) The Member also may, from time to time, appoint such other officers (including one or more Assistant Vice Presidents, Assistant Secretaries and Assistant Treasurers) and such agents as may be necessary or desirable for the conduct of the business affairs of the Company.

(d) The President shall have such authority and perform such duties relative to the business and affairs of the Company as may be determined by the Member, including the authority and responsibility for the formation and signing of the policy and operations of the Company.

(e) Each Vice President and each Assistant Vice President shall have such powers and perform such duties as from time to time may be determined by the Member, the President or the senior officer to whom such officer reports.

(f) The Secretary shall record the proceedings of all meetings of the Member; shall be the custodian of the records and the seal (if any) of the Company and, if necessary or appropriate, affix and attest the seal to all documents to be signing on behalf of the Company under its seal; shall see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are kept and filed properly; and in general shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be determined by the Member or the President.

(g) The Treasurer shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Treasurer shall have such further powers and duties as may be determined from time to time by the Member or the President.

(h) Any Assistant Secretary or Assistant Treasurer appointed as heretofore provided shall perform the duties and exercise the powers of the Secretary and Treasurer, respectively, in their absence or inability to act, and shall perform such other duties and have such further powers as the Member, the President, the Secretary or the Treasurer (as the case may be) may from time to time prescribe.

4.4 Resignation and Removal of Officers.

(a) Any officer or agent of the Company may resign at any time by giving written notice of resignation to the Member, manager, the President or the Secretary. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(b) The Member shall have the right to remove any officer or agent of the Company, either for or without cause, at any time.

ARTICLE V

Capital Structure and Contributions

5.1 Capital Structure. The capital structure of the Company shall consist of one class of common interests (the “Common Interests”). All Common Interests shall be identical with each other in every respect. The Member shall own all of the Common Interests issued and outstanding.

5.2 Capital Contributions. The sole Member shall contribute the initial capital set forth on Schedule I and in exchange shall receive 100% of the Common Interests of the Company. From time to time, the Member may determine that the Company requires additional capital and may request the Member to make capital contribution(s) in an amount determined by the Board. A capital account shall be maintained for the Member, to which contributions and profits shall be credited and against which distributions and losses shall be charged.

ARTICLE VI

Profits, Losses and Distributions

6.1 Profits and Losses. For financial accounting and tax purposes, the Company’s net profits or net losses shall be determined on an annual basis in accordance with the manner determined by the Member. In each year, profits and losses shall be allocated entirely to the Member.

6.2 Distributions. The Member shall determine profits available for distribution and the amount, if any, to be distributed to the Member, and shall authorize and distribute on the common interests, the determined amount when, as and if declared by the Member. The distributions of the Company shall be allocated entirely to the Member.

ARTICLE VII

Events of Dissolution

7.1 The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events (each, an “Event of Dissolution”):

(a) The Member votes for dissolution; or

(b) The occurrence of any other event that causes the dissolution of a limited liability company under the Act.

ARTICLE VIII

Transfer of Interests in the Company

The Member may sell, assign, transfer, convey, gift, exchange or otherwise dispose of any or all of its Common Interests and, upon receipt by the Company of a written agreement executed by the person or entity to whom such Common Interests are to be transferred agreeing to be bound by the terms of this Agreement, such person shall be admitted as a member.

ARTICLE IX

Indemnification and Insurance

9.1 The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that he, she or it is or was a Member, Manager, officer, employee, representative or agent of the Company, or is or was serving at the request of the Company as a director, officer, manager, employee, representative or agent of another corporation, limited liability company, general partnership, limited partnership, joint venture, trust, business trust or other enterprise or entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him, her or it in connection with such action, suit or proceeding if he, she or it acted in good faith and in a manner he, she or it reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his, her or its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which he, she or it reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his, her or its conduct was unlawful.

9.2 To the extent that a Member, Manager, officer, employee, representative or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (a) and (b) of this ARTICLE IX defense of any claim, issue or matter therein, he, she or it shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him, her or it in connection therewith.

9.3 Expenses (including attorneys’ fees) incurred by a Member, manager or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Member, manager or officer to repay such amount if it shall ultimately be determined that he, she or it is not entitled to be indemnified by the Company pursuant to this ARTICLE IX. Such expenses (including attorneys’ fees) incurred by other officers, employees, representatives and agents shall be so paid upon such terms and conditions, if any, as the Member, manager or officer deems appropriate.

9.4 The indemnification and advancement of expenses provided by, or granted pursuant to, this ARTICLE IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of the Member(s) or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

9.5 For purposes of this ARTICLE IX, any reference to the “Company” shall include, in addition to the resulting or surviving business entity, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, managers, members, employees, representatives or agents so that any person who is or was a director, officer, manager, member, employee, representative or agent of such constituent entity, or is or was serving at the request of such constituent entity as a director, officer, manager, employee, representative or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this ARTICLE IX_with respect to the resulting or surviving entity as he or she would have with respect to such constituent entity if its separate existence had continued.

9.6 The indemnification and advancement of expenses provided by, or granted pursuant to, this ARTICLE IX_shall continue as to a person who has ceased to be a Member, manager, officer, employee, representative or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

9.7 Notwithstanding anything in this Article to the contrary, the Company shall have the right but not have the obligation to indemnify any person with respect to proceedings, claims or actions initiated or brought voluntarily by such person and not by way of defense.

ARTICLE X

Miscellaneous

10.1 Tax Treatment. Unless otherwise determined by the Member, the Company shall be a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local income tax purposes), and the Member and the Company shall timely make any and all necessary elections and filings for the Company treated as a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local income tax purposes).

10.2 Amendments. Amendments to this Agreement and to the Certificate of Formation shall be approved in writing by the Member. An amendment shall become effective as of the date specified in the approval of the Member or if none is specified as of the date of such approval or as otherwise provided in the Act.

10.3 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Member regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Member with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

10.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

10.5 Limited Liability Company. The Member intends to form a limited liability company and does not intend to form a partnership under the laws of the State of Delaware or any other laws.

10.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties and contains all of the agreements between such parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements, either oral or written, between such parties with respect to the subject matter hereof

10.7 Binding Effect. This Agreement will be binding upon and shall inure to the benefit of the parties, and their respective successors and assigns.

10.8 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Member shall sign and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.

IN WITNESS WHEREOF, the undersigned has duly executed this Limited Liability Company Agreement as of the date first above written.

Solo Cup Company, sole member

By:	/s/ Ronald L. Whaley
Ronald L. Whaley, President and Chief Operating Officer

Schedule I

MEMBERS AND CAPITAL CONTRIBUTIONS

Member Contribution	Capital	Membership Interests
Solo Cup Company 1700 Old Deerfield Road Highland Park, IL 60035	$1000	100%